EXECUTION VERSION

SUPPLEMENTAL INDENTURE

dated as of October 21, 2019

among

TEMPUR SEALY INTERNATIONAL, INC.,

The Guarantors Party Hereto
and
THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,
as Trustee

5.625% Senior Notes due 2023

THIS SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), entered into as of October 21, 2019, among TEMPUR SEALY INTERNATIONAL, INC., a Delaware corporation (the “Company”), Tempur Franchising US, LLC, a Delaware limited liability company, Sleep Outfitters USA, LLC, a Delaware limited liability company, Burlington Mattress Co. LLC, a Delaware limited liability company and Comfort Revolution, LLC, a Delaware limited liability company (each an “Undersigned”) and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as trustee (the “Trustee”).

RECITALS

WHEREAS, the Company, the Guarantors party thereto and the Trustee entered into an Indenture, dated as of September 24, 2015 (the “Indenture”), relating to the Company’s 5.625% Senior Notes due 2023 (the “Notes”);

WHEREAS, as a condition to the Trustee entering into the Indenture and the purchase of the Notes by the Holders, the Company agreed pursuant to the Indenture to cause any Domestic Restricted Subsidiary that guarantees or becomes an obligor under the Company’s Credit Agreement following the Issue Date to provide Note Guaranties.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and intending to be legally bound, the parties to this Supplemental Indenture hereby agree as follows:

Section 1. Capitalized terms used herein and not otherwise defined herein are used as defined in the Indenture.

Section 2. Each Undersigned, by its execution of this Supplemental Indenture, agrees to be a Guarantor under the Indenture and to be bound by the terms of the Indenture applicable to Guarantors, including, but not limited to, Article 10 thereof.

Section 3. This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

Section 4. This Supplemental Indenture may be signed in various counterparts which together will constitute one and the same instrument.

Section 5. This Supplemental Indenture is an amendment supplemental to the Indenture, and the Indenture and this Supplemental Indenture will henceforth be read together.

Section 6. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or the Guarantees provided by the Guarantors party to this Supplemental Indenture.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

TEMPUR SEALY INTERNATIONAL, INC., as Issuer
By:	/s/ James M. Schockett
Name: James M. Schockett
Title: Vice President, Treasurer and Assistant Secretary

TEMPUR FRANCHISING US, LLC SLEEP OUTFITTERS USA, LLC COMFORT REVOLUTION, LLC, as Guarantors
By:	/s/ James M. Schockett
Name: James M. Schockett
Title: Vice President, Treasurer and Assistant Secretary

BURLINGTON MATTRESS CO. LLC, as Guarantor
By:	/s/ James M. Schockett
Name: James M. Schockett
Title: Treasurer and Assistant Secretary

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee
By:	/s/ Karen Yu
Name: Karen Yu
Title: Vice President

[Signature Page to 2023 Notes Supplemental Indenture]